SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

STRATASYS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot, Israel 76124
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Ordinary Shares, par value NIS 0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on July 25, 2022 as set forth below:

Item 1. Description of Securities To Be Registered.

On July 24, 2022, the Board of Directors (the “Board”) of Stratasys Ltd. (“Stratasys” or the “Company”), an Israeli company, approved the issuance of one special purchase right (a “Right”) for each ordinary share, par value 0.01 New Israeli Shekels per share, of the Company outstanding at the close of business on August 4, 2022, to the shareholders of record on that date, and adopted a shareholder rights plan, as set forth in the Rights Agreement dated as of July 25, 2022 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

On May 25, 2023, the Company entered into the First Amendment to Rights Agreement (the “Amendment” and together with the Rights Agreement, the “Amended Rights Agreement”), by and between the Company and the Rights Agent in connection with the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Tetris Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Desktop Metal, Inc., a Delaware corporation (“Desktop Metal”), pursuant to which, among other things, Merger Sub will merge with and into Desktop Metal, with Desktop Metal surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

The Amendment, which was approved by the Board of the Company, extends the expiration date of the Rights Agreement to the later of (a) July 24, 2023 or (b) the conclusion of the Sun Shareholders’ Meeting (as defined in the Merger Agreement) (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or such time as the Merger Agreement has been terminated in accordance with its terms. The Rights are in all respects subject to and governed by the provisions of the Amendment, which is attached hereto as Exhibit 4.1 and incorporated herein by reference, and the Rights Agreement, which was included as an exhibit in the Company’s Form 8-A filing, dated July 25, 2022. The description of the Rights is incorporated herein by reference to the description set forth in the Company’s Report of Foreign Private Issuer on Form 6-K filed on May 1, 2023 and the Company’s Report of Foreign Private Issuer on Form 6-K filed on July 25, 2022, and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment.

Item 2. Exhibits.

4.1	First Amendment to Rights Agreement, dated as of May 25, 2023, between Stratasys Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on May 25, 2023)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 25, 2023

STRATASYS LTD.

By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

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